EXHIBIT D-3


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

FirstEnergy Corp. on behalf of                  )
   The Cleveland Electric Illuminating Company  )
   Ohio Edison Company,                         )
   Pennsylvania Power Company,                  )
   The Toledo Edison Company                    )        Docket No. EC05-___-000
   FirstEnergy Solutions Corp.                  )
            and                                 )
   FirstEnergy Nuclear Generation Corp.         )


                                JOINT APPLICATION
                   UNDER SECTION 203 OF THE FEDERAL POWER ACT
                    FOR AUTHORIZATION TO TRANSFER FACILITIES

         Pursuant to Section 203 of the Federal Power Act, 16 U.S.C.A. ss.824b, and Part 33 of the Federal EnergY Regulatory Commission's ("FERC" or "Commission) regulations thereunder, 18 CFR Part 33, FirstEnergy Corp. ("FirstEnergy") respectfully requests that each of its direct and indirect subsidiaries The Cleveland Electric Illuminating Company ("CEI"), Ohio Edison Company ("Ohio Edison"), Pennsylvania Power Company ("Penn Power"), and The Toledo Edison Company ("Toledo Edison") (collectively, the "FirstEnergy Operating Companies") be authorized to transfer their ownership interests in Units 1 and 2 of the Beaver Valley Nuclear Generating Station ("Beaver Valley"), the Davis-Besse Nuclear Generating Station ("Davis-Besse") and the Perry Nuclear Generating Station ("Perry") (collectively, the "Nuclear Assets") to FirstEnergy Nuclear Generation Corp. ("Nuclear Genco"), which initially will be established as a subsidiary of Penn Power. As more fully discussed below, FirstEnergy further respectfully requests that Penn Power be authorized to transfer the stock in Nuclear Genco to Ohio Edison, its corporate parent, through issuance of a dividend to Ohio Edison after its ownership interests in the Nuclear Assets have been transferred; that Ohio Edison be authorized to transfer the stock in

Nuclear Genco to FirstEnergy through issuance of a dividend to FirstEnergy, and that FirstEnergy be authorized to make a capital contribution of the stock in Nuclear Genco to FirstEnergy Solutions Corp. ("Solutions"). (The transfer of interests in the Nuclear Assets to Nuclear Genco and associated transfers of common stock of Nuclear Genco within the FirstEnergy corporate family are collectively identified herein as the "Transaction").

         The Transaction involves an internal reorganization within the corporate structure of FirstEnergy, a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). In particular, the Transaction involves the transfer of ownership interests in the Nuclear Assets and associated step-up transformers and interconnection facilities from each of the FirstEnergy Operating Companies to another subsidiary of FirstEnergy. As a result, the Transaction will not result in any change in horizontal or vertical market power. Because the Transaction will not affect competition, rates or regulation, it is consistent with the public interest as discussed in the Merger Policy Statement.[1]

         INFORMATION REQUIRED BY THE COMMISSION'S REGULATIONS

         The following information is required by Section 33.2 of the Commission's regulations:

         (a) NAME AND ADDRESS OF PRINCIPAL BUSINESS OFFICES OF APPLICANTS The Cleveland Electric Illuminating Company
                  c/o FirstEnergy Corp.
                  76 South Main Street
                  Akron, OH 44308

                  Ohio Edison Company
                  c/o FirstEnergy Corp.
                  76 South Main Street
                  Akron, OH 44308

                  Pennsylvania Power Company
                  c/o FirstEnergy Corp.
                  76 South Main Street
                  Akron, OH 44308

                  The Toledo Edison Company
                  c/o FirstEnergy Corp.
                  76 South Main Street
                  Akron, OH  44308

                  FirstEnergy Nuclear Generation Corp.
                  c/o FirstEnergy Corp.
                  76 South Main Street
                  Akron, OH 44308

                  FirstEnergy Solutions Corp.
                  395 Ghent Road
                  Akron, OH 44333

         (b)      PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS

                  Michael R. Beiting
                  Associate General Counsel
                  FirstEnergy Service Company
                  76 South Main Street
                  Akron, Ohio 44308
                  330-384-5795
                  330-394-3875 (fax)
                  beitingm@firstenergycorp.com
                  ----------------------------

                  James K. Mitchell Thelen Reid & Priest LLP 701 Pennsylvania Avenue, NW Washington, DC 20004 202-508-4002 202-684-1814
                  (fax) jmitchell@thelenreid.com
                  ----------------------------

         (c)      DESCRIPTION OF THE APPLICANTS

         The electric utility subsidiaries of FirstEnergy collectively are engaged in the generation, transmission and distribution of electricity to wholesale and retail customers in the Eastern Interconnection. The seven operating utility subsidiaries of FirstEnergy serve approximately 4.4 million


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


retail customers in parts of New Jersey, New York, Ohio, and Pennsylvania, and constitute the nation's fifth-largest investor-owned electric utility system.[2] Operational control over all of the transmission facilities within the FirstEnergy corporate family has been transferred either to the Midwest Independent Transmission System Operator, Inc. (the "Midwest ISO"), or to PJM Interconnection, LLC ("PJM"), each of which is a Commission-approved Regional Transmission Operator ("RTO") with appropriate market power monitoring and mitigation procedures to enhance the development of competitive electric power markets.

         CEI is an Ohio corporation and an electric utility operating company subsidiary of FirstEnergy engaged in the sale of electricity in an area of approximately 1,700 square miles of northeastern Ohio, including Cleveland, Ohio, with a population of approximately 1.9 million. Ohio Edison is an Ohio corporation and an electric utility operating company subsidiary of FirstEnergy engaged in the sale of electricity within a 7,500 square mile area of central and northeastern Ohio with a population of approximately 2.8 million. Toledo Edison is an Ohio corporation and an electric utility operating company subsidiary of FirstEnergy engaged in the sale of electricity in Toledo, Ohio and adjacent areas of northwestern Ohio encompassing approximately 2,500 square miles with a population of approximately 800,000. Retail electric service provided by CEI, Ohio Edison and Toledo Edison is subject to regulation by the Public Utilities Commission of Ohio ("PUCO").

         Penn Power is a Pennsylvania corporation and a subsidiary of Ohio Edison. Penn Power is a public utility operating company engaged in the sale of electricity to approximately 155,000 customers in western Pennsylvania. Retail electric service provided by Penn Power is subject to regulation by the Pennsylvania Public Utility Commission (the "PPUC").


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


         Since 1997, the generation and transmission facilities of the FirstEnergy Operating Companies have been interconnected and operated on an integrated basis as part of a single electric system. Each of the FirstEnergy Operating Companies has the following direct or indirect ownership interests in the Nuclear Assets that will be transferred to Nuclear Genco:[3]


                          CEI                       Ohio Edison          Penn Power                 Toledo
                          ------                    -------------------------------
Edison
----------------------------------------------------------------------------------------------------------------------
Plant                   MW            %        MW              %       MW             %       MW             %
-----                   ---------------        --              -       --             -       --             -
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Beaver Valley  1                               287             35      534             65
----------------------------------------------------------------------------------------------------------------------
Beaver Valley  2        203         24.47      168             20.22   114             13.74  14                1.65
----------------------------------------------------------------------------------------------------------------------
Davis Besse             454         51.38                                                     429              48.62
----------------------------------------------------------------------------------------------------------------------
Perry                   565         44.85      219            17.42    66               5.24  251              19.91
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------


         FirstEnergy Solutions Corp. ("Solutions") is a marketer of electricity and natural gas service to business and residential customers in thirteen states, including areas served by the Midwest ISO, the New York Independent System Operator (the "New York ISO"), and PJM. Solutions currently has one subsidiary, FirstEnergy Generation Corp. ("Generation"), which was formed in 2001 to own and/or operate fossil-fueled and hydro-electric generating facilities of the FirstEnergy Operating Companies. The FERC has determined that Generation is an EWG under Section 32 of PUHCA. FirstEnergy Generation Corp., 95 FERC P. 62,018 (2001).

         Nuclear Genco is a newly-formed generation company incorporated under the laws of the State of Ohio which will acquire all of the Nuclear Assets. Nuclear Genco initially will be a wholly-owned subsidiary of Penn Power. After a subsequent series of transfers of the common stock of Nuclear Genco, Nuclear Genco will become a second subsidiary of Solutions. All of the power available to Nuclear Genco from its interests in the Nuclear Assets will be sold to Solutions for resale.[4]


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


         (d)   DESCRIPTION OF FERC-JURISDICTIONAL FACILITIES

         Collectively, the Applicants and their affiliates own 13,387 MW of generating capacity and 16,067 pole miles of overhead and underground transmission facilities (including transmission facilities that operate at voltages below 69 kV). A description of these facilities owned by the FirstEnergy Operating Companies, Solutions and their affiliates is contained in Exhibit G. Nuclear Genco does not currently own any FERC-jurisdictional facilities. Because the Transaction will simply result in a transfer of ownership interests among utilities within the FirstEnergy corporate family, the Transaction will not result in a change in control of any FERC-jurisdictional facilities.

         (e)   DESCRIPTION OF PROPOSED TRANSACTION

         As noted above, the FirstEnergy Operating Companies collectively own approximately 3,326 MW of generation capacity in the Beaver Valley, Davis-Besse and Perry generating stations. All of the power available from those generating stations is currently being sold to Solutions for resale pursuant to a Commission-approved power sale agreement.

         In 1996, the Pennsylvania legislature enacted legislation to restructure the state's electric industry by creating retail access to a competitive market for the generation of electricity. Similar legislation that was enacted in Ohio in 1999 required each electric utility in Ohio that was proposing to offer both competitive retail electric service and non-competitive electric service to implement and operate under a corporate separation plan approved by the PUCO. Pursuant to that corporate separation plan, operational control over the fossil and hydro-electric generating stations of the FirstEnergy Operating Companies was transferred to Generation. The FERC approved the transfer of operational control and, subsequently, ownership interests in those generation facilities to Generation in FirstEnergy Corp.. 94 FERC P. 61,179 (2001).[5] All of the output from those generating stations is also being sold to Solutions for resale.

         In order to achieve the corporate separation of nuclear generation facilities owned by the FirstEnergy Operating Companies, responsibility for operation of those facilities was given to FirstEnergy Nuclear Operating Company ("FENOC"). However, due to restrictive financial covenants, the FirstEnergy Operating Companies retained their ownership interests in their nuclear generating units at the time of the restructuring. The authorization requested herein for transfer of ownership interests in the Nuclear Assets will allow each of the FirstEnergy Operating Companies to complete the process of achieving a full divestiture of all of its owned generating capacity.

         Nuclear Genco initially will be a wholly-owned subsidiary of Penn Power. After all necessary regulatory approvals are obtained, Penn Power will transfer its ownership interests in the Beaver Valley and Perry generating stations to Nuclear Genco pursuant to the terms of a Subscription and Capital Contribution Agreement based on the net book value of the assets being transferred of $132,851,725. In return, Nuclear Genco will assume approximately $63,650,000 of outstanding Pollution Control Revenue Bonds of Penn Power and certain other liabilities associated with the units being transferred, and will issue 100 shares of common stock to Penn Power. Penn Power will also contribute specified nuclear plant-related assets to Nuclear Genco and will acquire a promissory note from Nuclear Genco in the amount of the net book value of such assets. After Penn Power has transferred its interests in the Nuclear Assets to Nuclear Genco and has acquired the common stock of Nuclear Genco, Penn Power will declare and pay a dividend to its parent, Ohio Edison, consisting of all of its Nuclear Genco common stock. As a result, Nuclear Genco will momentarily become a wholly-owned subsidiary of Ohio Edison.

         Ohio Edison will then transfer its ownership interests in the Nuclear Assets (including its interests in the Beaver Valley units and the Beaver Valley common facilities, and all of the common stock of OES Nuclear), which had a net book value of $110,714,279 as of March 31, 2005, to Nuclear Genco through a contribution to Nuclear Genco pursuant to a Capital Contribution Agreement. In connection with such transfer, Nuclear Genco will also assume at and from time to time after completion of the transfer Ohio Edison's obligations in respect of approximately $411,915,000 in Pollution Control Bonds and certain other liabilities associated with the transferred assets.

         CEI and Toledo Edison will each enter into a Purchase and Sale Agreement with Nuclear Genco pursuant to which their respective ownership interests in the Nuclear Assets will be sold to Nuclear Genco at a price that is based on the net book value of those interests at the end of the calendar quarter preceding the sale. As of March 31, 2005, the net book value of the Nuclear Assets being sold by CEI and Toledo Edison to Nuclear Genco was $761,097,318 and $533,210,781, respectively. Nuclear Genco will pay the purchase price by delivering to CEI and Toledo Edison promissory notes that are secured by a lien on the transferred assets, and by assuming CEI's and Toledo Edison's obligations in respect of approximately $367,150,000 and $283,600,000, respectively, in Pollution Control Bonds and certain other liabilities associated with the transferred assets.

         After Ohio Edison's interests in the Nuclear Assets are transferred to Nuclear Genco, it is anticipated that OES Nuclear will be merged with and into Nuclear Genco. Ohio Edison will then distribute all of the common stock of Nuclear Genco to FirstEnergy as a dividend to its parent, such that Nuclear Genco will become, momentarily, a direct wholly-owned subsidiary of FirstEnergy. Finally, FirstEnergy will make a capital contribution to Solutions consisting of all of the Nuclear Genco common stock. Therefore, when the Transaction is completed, both Generation and Nuclear Genco will be wholly-owned subsidiaries of Solutions, and will be selling all of the output from the generating stations that they own to Solutions.

         (f)   CONTRACTS RELATED TO THE TRANSACTION

         Exhibit I to this Application contains the following contracts that are related to the Transaction:

          o Subscription and Capital Contribution Agreement dated as of May 13, 2005 between Pennsylvania Power Company and FirstEnergy Nuclear Generation Corp.

          o Form of Assignment and Assumption Agreement dated as of ____, 2005 by and between Pennsylvania Power Company and FirstEnergy Nuclear Generation Corp.

          o Capital Contribution Agreement dated as of May 18, 2005 between Ohio Edison Company and FirstEnergy Nuclear Generation Corp.

          o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between Ohio Edison Company and FirstEnergy Nuclear Generation Corp.

          o Purchase and Sale Agreement dated as of May 18, 2005 by and between The Cleveland Electric Illuminating Company and FirstEnergy Nuclear Generation Corp.

          o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between The Cleveland Electric Illuminating Company and FirstEnergy Nuclear Generation Corp.

          o Form of Security Agreement dated as of ____________, 2005 by and between The Cleveland Electric Illuminating Company and FirstEnergy Nuclear Generation Corp.

          o Purchase and Sale Agreement dated as of May 18, 2005 by and between The Toledo Edison Company and FirstEnergy Nuclear Generation Corp.

          o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between The Toledo Edison Company and FirstEnergy Nuclear Generation Corp.

          o Form of Security Agreement dated as of ____________, 2005 by and between The Toledo Edison Company and FirstEnergy Nuclear Generation Corp.

         (g)   FACTS SHOWING THAT THE TRANSACTION IS CONSISTENT WITH THE PUBLIC

         INTEREST The transfer by each of the FirstEnergy Operating Companies to Nuclear Genco of its ownership interests in the Beaver Valley, Davis-Besse and Perry generating stations and the associated transfer of stock in Nuclear Genco to Solutions is consistent with the public interest under Section 203 of the Federal Power Act.

         Section 203 of the Federal Power Act provides in pertinent part that:

                  No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without having secured an order of the Commission to do so....After notice and
                  opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition and control will be consistent with the public interest, it shall approve the same.


         In the Merger Policy Statement, the FERC said that it would consider three elements in evaluating whether applications for the sale or transfer of facilities subject to its jurisdiction are consistent with the public interest under Section 203 of the Federal Power Act: the effect of the transaction on competition; the effect of the transaction on rates; and the effect of the transaction on regulation. The Transaction as proposed herein is consistent with the public interest as determined by those criteria.

              1.   The Transaction Will Not Adversely Affect Competition
                   -----------------------------------------------------

         As noted above, the Transaction is simply an internal company reorganization that will have no effect on the overall amount of generation capacity within the FirstEnergy corporate family. An internal corporate reorganization such as that proposed herein cannot have an effect on competition because such a transaction does not involve the acquisition or disposition by the organization of any assets. The FERC has acknowledged that there is no increase in market concentrations resulting from an intra-corporate transfer of generating assets. See, e.g., Public Service Electric and Gas Company, 88 FERC
P. 61,299 at 61,916 (1999). The FERC previously found that the transfer to

Generation of fossil-fueled and hydro-electric generating stations that were owned by the FirstEnergy Operating Companies would not have an adverse effect on competition because it would simply realign facilities under the same parent company and would not change the concentration of generation ownership in the market. FirstEnergy Corp., 94 FERC at 61,619-61,620. A similar finding is warranted in this proceeding.

         Indeed, to the extent that the Transaction has any impact on competition, it will be a positive impact. As discussed above, the Transaction is being undertaken in furtherance of a corporate separation plan under which generation facilities of the FirstEnergy Operating Companies are being divested by utility operating companies that continue to have retail electric service responsibilities and transferred to an affiliated generation-only company. This corporate separation plan was adopted to comply with Ohio legislation requiring development of competitive retail electric service markets in Ohio, and is consistent with similar legislation that has been enacted in Pennsylvania. The FERC recently affirmed in Ameren Energy Generating Company, 103 FERC P. 61,128
(2003), at para. 36, that transfers of generation facilities from vertically-integrated utilities to separate generating subsidiaries within a holding company structure in order to comply with state restructuring initiatives generally do not raise competitive concerns.

         Section 33.3 of the FERC's regulations requires that an application for authorization under Section 203 of the Federal Power Act to transfer control over FERC-jurisdictional facilities include a Competitive Analysis Screen if, as a result of the proposed transaction, a single corporate entity obtains ownership or control over the generating facilities of previously unaffiliated merging entities. Inasmuch as ultimate control over the Nuclear Assets will not be affected by the Transaction, a Competitive Analysis Screen is not required in this case.

              2.   The Transaction Will Not Adversely Affect Rates
                   -----------------------------------------------

         The Transaction will have no effect on the rates of wholesale customers. At the present time, all of the electricity available to the FirstEnergy Operating Companies from the Nuclear Assets is being sold to Solutions for resale. After the Transaction has been consummated, all of the electricity available from that capacity will continue to be sold to Solutions for resale.[6] To the extent that such power is sold by Solutions to affiliated public utilities with retail native load responsibilities, such sales will be subject to Commission review and approval. Except for the FirstEnergy Operating Companies, which purchase power from Solutions that is needed to meet their obligations as providers-of-last-resort to retail customers in Ohio and Pennsylvania, Solutions does not have any wholesale or retail requirements customers. Instead, such electricity is being sold by Solutions to purchasers in competitive wholesale and retail electric service markets in which customers have a choice of suppliers, and may therefore purchase power from a supplier other than Solutions if they desire to do so.[7] The FERC recognized in the Merger Policy Statement that an open season such as that available to wholesale electric service customers of Solutions will assure that a transaction such as that proposed in this proceeding will not have an adverse affect on wholesale electric service rates.

              3.   Effect of Transaction on Regulation
                   -----------------------------------

         After the Transaction is consummated, Nuclear Genco will be a public utility subject to the Commission's jurisdiction under Parts II and III of the Federal Power Act. The FERC previously found in FirstEnergy Corp. that the transfer of certain fossil fueled and hydro-electric generating stations to Generation would not adversely affect regulation, in part because "the

Commission's jurisdiction over FirstEnergy's facilities and wholesale sales remain unchanged as a result of the proposed transaction, and because the transfers will not result in the creation of a registered public utility holding company" (94 FERC at 61,620). For similar reasons, the FERC should find that the transfer of the Nuclear Assets to Nuclear Genco and the associated transfer of the stock of Nuclear Genco from Penn Power to Solutions will not have an adverse effect on competition.

         (h)  PHYSICAL PROPERTIES INVOLVED

         The facilities to be "disposed of" include the interests of the FirstEnergy Operating Companies in the Beaver Valley, Davis-Besse and Perry generating stations, step-up transformers, and associated interconnection equipment. A map showing the locations of these facilities is included in Exhibit K.

         (i)  OTHER REGULATORY FILINGS

         In addition to this application to the FERC for authorization to transfer the Nuclear Assets to Nuclear Genco, separate applications for authorization needed to implement the Transaction are being submitted to the PPUC, to the Nuclear Regulatory Commission ("NRC"), and to the Securities and Exchange Commission (the "SEC"). Applications will also be submitted to the FERC for a determination that Nuclear Genco will be an EWG under PUHCA, and for market-based rate authority (and associated waivers and/or blanket approvals relating to various provisions of the Federal Power Act). In addition, regulatory authorities in New Jersey, New York, Ohio and Pennsylvania are being asked for determinations required by Sections 32(c) and 32(d) of PUHCA in order for Nuclear Genco to qualify as an EWG.

                        REQUEST FOR WAIVER OF COMMISSION

         REGULATIONS The FERC reviews applications for authorization to transfer jurisdictional facilities in accordance with the Merger Policy Statement to determine whether there will be any adverse impacts on competition, rates, or regulation. As discussed herein, the Transaction simply involves an internal reorganization within the FirstEnergy corporate structure, and will have no effect on the ultimate control of any jurisdictional facilities. Under such circumstances, certain information prescribed in the filing requirements of
Section 33.2 of the Commission's regulations is not needed for the FERC to determine whether the Transaction is consistent with the public interest. Therefore, to the extent necessary, the Applicants request that the FERC waive requirements in Section 33.2 of the FERC's regulations that they submit information contained in Exhibit D (joint ventures, strategic alliances, and similar business arrangements) and Exhibit F (description and location of wholesale power sales customers and unbundled transmission service customers), and any other information requirement in order to permit prompt action on this application.

         The FERC indicated in Revised Filing Requirements under Part 33 of the Commission's Regulations that not all information prescribed in Section 33.2 of its regulations is needed in all instances in order for it to evaluate whether a particular transaction is consistent with the public interest.[8] The FERC has previously granted a waiver of certain filing requirements under Part 33 of its regulations where the information at issue was not needed for its review of a proposed transaction in El Paso Energy Corp., 92 FERC P. 61,176 (2000) and Destec Energy Inc., 79 FERC P. 61,373 (1997). A waiver of certain informational requirements as requested herein is also appropriate in this case.

                   REQUEST FOR EXPEDITED REVIEW OF APPLICATION


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


         Because the Transaction involves an internal corporate reorganization that is consistent with the public interest, the Applicants request expedited approval of this Application. The Commission has recently approved the disposition of FERC-jurisdictional facilities in less than 45 days in conjunction with similar corporate reorganizations in WPS Energy Services, Inc., 110 FERC P. 62,024 (2005); Entergy Corporation, 109 FERC P. 62,180 (2004); see
also, Merchant Energy Group, 95 FERC P. 62,181 (2001); Exelon Generation Company, et al., 96 FERC P. 62,033 (2001); Allegheny Energy Supply Lincoln, LLC, et al., 96 FERC P. 62,062 (2001). Prompt Commission action in this proceeding will enable consummation of the Transaction as soon as all other necessary regulatory actions have been obtained. It is therefore respectfully requested that the FERC issue an order approving the Transaction as proposed in this application no later than September 1, 2005.

         FORM OF NOTICE

         A draft Notice of Filing suitable for publication in the Federal Register is attached to this application. Also enclosed is an electronic version of that notice on a computer diskette.

         The Transaction is to be implemented as soon as possible after all related regulatory approvals and/or determinations have been obtained. It is respectfully requested that the Commission provide a notice period for comments of no longer than 30 days in order to facilitate completion of the Transaction and the benefits resulting therefrom. Such a notice period is appropriate since the Transaction simply involves a realignment of assets within the same holding company system and does not involve a merger or disposition of assets to a third party. The FERC has recognized that where, as here, an application for action under Section 203 of the Federal Power Act is not required to include a Competitive Analysis Screen, a shortened notice period is warranted.[9] Notice periods of less than 30 days have recently been adopted in similar proceedings involving corporate restructurings in Dynegy, Inc., Docket No. EC05-64-000, Notice issued April 5, 2005; Mirant Corporation, Docket No. EC05-58-000, Notice issued March 14, 2005; ESI Energy, LLC, Docket No. EC05-31-000, Notice issued January 3, 2005.

         CONCLUSION
         ----------

         The Transaction satisfies the standards of Section 203 of the Federal Power Act and consequently should be approved by the Commission. The transfer of generation assets from traditional load-serving entities to an affiliated generation-only company within the same corporate family in order to achieve the policies underlying state restructuring legislation is not the type of merger transaction or disposition of physical facilities or jurisdictional contracts to a third party contemplated by the Merger Policy Statement. However, even if the Merger Policy Statement were applied, the Transaction raises no material issues. The Transaction should therefore be approved expeditiously by the Commission.


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
                                   Respectfully submitted,

                                   FIRSTENERGY CORP.
                                     On behalf of
                                     THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
                                     OHIO EDISON COMPANY.
                                     PENNSYLVANIA POWER COMPANY,
                                     THE TOLEDO EDISON COMPANY
                                     FIRSTENERGY SOLUTIONS CORP., and
                                     FIRSTENERGY NUCLEAR GENERATION CORP.


                                   By_________________________________
                                        James K. Mitchell
                                        Thelen Reid & Priest LLP
                                        701 Pennsylvania Avenue, NW
                                        Washington, DC 20004
                                        202-508-4002

                                        Michael R. Beiting
                                        FirstEnergy Service Company
                                        76 South Main Street
                                        Akron, Ohio 44308
                                        330-384-5795

                                        Its Attorneys


May 19, 2005

                                    EXHIBIT A

                      BUSINESS ACTIVITIES OF THE APPLICANTS

         CEI is a public utility operating company formed under the laws of Ohio in 1892 that is engaged in the sale of electricity to retail consumers in a 1,700 square mile area of northeast Ohio, including the City of Cleveland, Ohio, with a population of approximately 1.9 million. CEI owns partial interests in various base-load generating plants which are operated by others, including the Nuclear Assets, with a total generating capacity of 4,082 MW. All power available to CEI from its ownership interests in generation facilities is being sold to Solutions for resale. CEI also owns approximately 24,860 miles of distribution lines.

         Ohio Edison is a public utility operating company formed under the laws of Ohio in 1930 that is engaged in the sale of electricity to retail consumers in a 7,500 square mile area of central and northeastern Ohio. Ohio Edison, which is the corporate parent of Penn Power, has ownership interests in various generating plants with a total of 4,755 MW of generating capacity.[10] Ohio Edison also owns approximately 29,400 miles of distribution lines.
         Penn Power is a public utility operating company formed in 1930 that is engaged in the sale of electricity to retail consumers in a 1,500 square mile area of western Pennsylvania with a population of approximately 300,000. Penn Power owns partial interests in various base-load generating plants which are operated by others, including the Nuclear Assets, with a total generating capacity of 1,242 MW. All of the power available to Penn Power from its ownership interests in generation facilities is being sold to Solutions for resale. Penn Power also owns approximately 44 miles of electric transmission lines and approximately 5,600 miles of distribution lines.

         Toledo Edison is a public utility operating company formed under the laws of Ohio in 1901 that is engaged in the sale of electricity to retail consumers in an area of approximately 2,500 square miles in northwestern Ohio, including the city of Toledo, Ohio, that has a population of approximately 800,000. Toledo Edison owns partial interests in various base-load generating plants which are operated by others, including the Nuclear Assets, with a total generating capacity of 1,848 MW. All of the power available to Toledo Edison from its ownership interests in generation facilities is being sold to Solutions for resale. Toledo Edison also owns approximately 223 miles of electric transmission lines and approximately 1,622 miles of electric distribution lines.

         Solutions is a marketer of electricity and natural gas service to business and residential customers in thirteen states, including areas served by the Midwest ISO, the New York ISO, and PJM. Solutions has one subsidiary, Generation, which was formed in 2001 to own and/or operate fossil-fueled and hydro-electric generating facilities within FirstEnergy West.

         Nuclear Genco is a newly-formed Ohio corporation that initially will acquire the FirstEnergy Operating Companies' ownership interests in the Beaver Valley, Davis-Besse, and Perry generating stations with a total generating capacity of 3,257 MW. Those generating stations will continue to be operated by FENOC, and all of the power available to Nuclear Genco from those generating units will be sold to Solutions for resale.

                                    EXHIBIT B
              ENERGY SUBSIDIARIES AND AFFILIATES OF THE APPLICANTS

         Among the Applicants are:

              o CEI, a public utility operating company subsidiary of FirstEnergy that provides retail electric service in the City of Cleveland, Ohio and adjacent areas of northeastern Ohio.

              o Ohio Edison, a public utility operating company subsidiary of FirstEnergy that provides retail electric service in central and northeastern Ohio.

              o Penn Power is an electric utility operating company subsidiary of Ohio Edison that provides retail electric service in northwestern Pennsylvania,

              o Toledo Edison, a public utility operating company subsidiary of FirstEnergy that provides retail electric service in the city of Toledo, Ohio and adjacent areas of northwestern Ohio.

              o Solutions, an electricity and natural gas marketing subsidiary of FirstEnergy that does not directly own or operate any generation or transmission facilities.

         In addition to the Applicants, the principal energy subsidiaries or affiliates of FirstEnergy are:

              o JCP&L, a public utility operating company providing retail electric service in northern, western and east central New Jersey.

              o Met Ed, a public utility operating company providing retail electric service in eastern and south central Pennsylvania.

              o Penelec, a public utility operating company providing retail electric service in northwestern Pennsylvania.


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


              o Waverly Electric Light & Power Company ("Waverly"), a public utility operating company providing retail electric service in Waverly, New York and its vicinity. Waverly is not engaged in the transmission of electric energy or the sale of electric energy for resale in interstate commerce, and therefore is not a "public utility" under the Federal Power Act.

              o American Transmission Systems, Incorporated ("ATSI"), a transmission-only company with transmission facilities in Ohio and western Pennsylvania that has transferred operational control over those facilities to the Midwest ISO.

              o Generation, a generation-only company that owns and/or operates certain hydro-electric and fossil-fueled generating units that were previously owned and operated by the FirstEnergy Operating Companies. Generation is a subsidiary of Solutions.

                                    EXHIBIT C
                              ORGANIZATIONAL CHARTS

         Organization charts of FirstEnergy depicting a simplified pre- and post-Transaction corporate structure of the ownership of the affected entities are attached hereto. After all steps of the Transaction have been completed, Nuclear Genco will be established as a new direct subsidiary of Solutions.

                                    EXHIBIT D
                JOINT VENTURES AND SIMILAR BUSINESS ARRANGEMENTS

         Because the Transaction simply involves an internal reorganization which does not involve any entity outside of the FirstEnergy corporate family, it will not affect any joint ventures, strategic alliances, tolling arrangements or other business arrangements in which the Applicants or their affiliates are participating. Nevertheless, to the extent necessary, the Applicants request waiver of the requirement to identify all such business arrangements in this application.

                                    EXHIBIT E

                          COMMON OFFICERS AND DIRECTORS

         The individuals who are the principal officers of each of the FirstEnergy Operating Companies are as follows:

         President                                              A. J. Alexander
         Executive Vice President and Chief Operating Officer   R. R. Grigg
         Senior Vice President and Chief Financial Officer      R. H. Marsh*
         Senior Vice President and General Counsel              L. L. Vespoli*
         Senior Vice President                                  C. E. Jones
         Vice President and Controller                          H. L. Wagner
         Vice President                                         S. F. Szwed
         Corporate Secretary                                    D.W. Whitehead*
         Treasurer                                              T. C. Navin*

         The individuals who are common directors of the FirstEnergy Operating Companies are as follows:

         Anthony J. Alexander
         Richard R. Grigg
         Richard H. Marsh
         Leila L. Vespoli

         Although the officers and directors of Nuclear Genco have not yet been named, it is likely that these same individuals will become officers and directors of Nuclear Genco.




-----
* Individuals who are also officers of Solutions.


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


                                    EXHIBIT F

           WHOLESALE POWER SALES CUSTOMERS AND TRANSMISSION CUSTOMERS

         Because the proposed Transaction simply involves an internal reorganization which will not have any effect on the wholesale power sales customers of the Applicants, their parent company, subsidiaries, affiliates or associated companies, the Applicants request a waiver of the requirement to provide a description and location of such wholesale power sales customers. Because operational control over all of the transmission facilities owned by various subsidiaries of FirstEnergy has been transferred either to the Midwest ISO or to PJM, each of which is a FERC-approved Regional Transmission Organization with its own open access transmission tariff, the various subsidiaries of FirstEnergy do not have any unbundled transmission service customers.

                                    EXHIBIT G

                   JURISDICTIONAL FACILITIES OF THE APPLICANTS

                              AND THEIR AFFILIATES

         Collectively, the Applicants and their affiliates own and/or operate a total of 13,387 MW of generating capacity, most of which is either coal-fired or nuclear-fueled generating capacity. Their generating plants and load centers are connected by a transmission system consisting of elements having various voltage ratings ranging from 23 kV to 500 kV. Their overhead and underground transmission lines aggregate 16,067 pole miles, as follows:

                                        Transmission and Subtransmission
                                        Lines (pole miles), including facilities
                  Company               below 69 kV
                  -------               ----------------------------------------

                  Ohio Edison                      706
                  Penn Power                        48
                  CEI                            2,144
                  Toledo Edison                    223
                  JCP&L                          2,135
                  Met-Ed                         1,407
                  Penelec                        2,690
                  ATSI                           6,714

                                    EXHIBIT H

      JURISDICTIONAL FACILITIES AND SECURITIES AFFECTED BY THE TRANSACTION


         The only jurisdictional facilities affected by the Transaction are generator step-up transformers and interconnection facilities associated with the Nuclear Assets. The transfer of interests in these facilities as proposed herein will not affect ultimate control over any FERC-jurisdictional facilities because they will remain within the FirstEnergy corporate family.

                                    EXHIBIT I

                      CONTRACTS RELATED TO THE TRANSACTION

         The Transaction will be implemented in accordance with the following contracts:

              o Subscription and Capital Contribution Agreement dated as of May 13, 2005 between Penn Power and Nuclear Genco, pursuant to which Penn Power has agreed to subscribe for and acquire the common stock of Nuclear Genco, and Nuclear Genco has agreed to issue such common stock to Penn Power.

              o Form of Nuclear Assignment and Assumption Agreement dated as of ______, 2005 between Penn Power and Nuclear Genco, pursuant to which Penn Power will assign to Nuclear Genco all of its interests in the Nuclear Assets. Also pursuant to that agreement, Penn Power will assign to and Nuclear Genco will assume Penn Power's liabilities and obligations relating to certain pollution control bonds that are associated with the Nuclear Assets.

              o Capital Contribution Agreement dated as of May 18, 2005 between Ohio Edison and Nuclear Genco, pursuant to which Ohio Edison has agreed to subscribe for and acquire additional common stock of Nuclear Genco, and Nuclear Genco has agreed to issue such common stock to Ohio Edison.

              o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between Ohio Edison and Nuclear Genco, pursuant to which Ohio Edison will assign to Nuclear Genco all of its interests in the Nuclear Assets.

              o Purchase and Sale Agreement dated as of May 18, 2005 by and between CEI and Nuclear Genco, pursuant to which CEI has agreed to sell and Nuclear Genco has agreed to purchase all of CEI's interests in the Nuclear Assets.

              o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between CEI and Nuclear Genco, pursuant to which CEI will assign to Nuclear Genco all of its interests in the Nuclear Assets.

              o Form of Security Agreement dated as of ____________, 2005 by and between CEI and Nuclear Genco.

              o Purchase and Sale Agreement dated as of May 18, 2005 by and between Toledo Edison and Nuclear Genco, pursuant to which Toledo Edison has agreed to sell and Nuclear Genco has agreed to purchase all of Toledo Edison's interests in the Nuclear Assets.

              o Form of Assignment and Assumption Agreement dated as of _______, 2005 by and between Toledo Edison and Nuclear Genco pursuant to which Toledo Edison will assign to Nuclear Genco all of its interests in the Nuclear Assets.

              o Security Agreement dated as of ____________, 2005 by and between The Toledo Edison Company and FirstEnergy Nuclear Generation Corp.

         In addition to these agreements for the transfer of the Nuclear Assets to Nuclear Genco, it is contemplated that Penn Power will transfer all of its common stock in Nuclear Genco to Ohio Edison through issuance of a dividend to Ohio Edison, and Ohio Edison will transfer all of the common stock in Nuclear Genco to FirstEnergy through issuance of a dividend to FirstEnergy. FirstEnergy will then make an in-kind contribution of the shares of common stock of Nuclear Genco that it receives to Solutions. It is also contemplated that after Ohio Edison has contributed its stock in OES Nuclear pursuant to the Assignment and Assumption Agreement between Ohio Edison and Nuclear Genco, OES Nuclear will be merged into Nuclear Genco, with Nuclear Genco being the surviving corporation. There are no contracts or agreements relating to these intra-corporate transfers of the stock of Nuclear Genco.

                                    EXHIBIT J

           POST-FILING CHANGES AFFECTING CONSIDERATION OF TRANSACTION

         Because this is the original application for approval of the Transaction, there are no post-filing changes that are not reflected in the application.

                                    EXHIBIT K

                    MAP OF PHYSICAL PROPERTIES OF APPLICANTS

         A map showing the location of generating facilities within the FirstEnergy Generation Portfolio, including the Nuclear Assets that are the subject of the Transaction, is attached hereto.

                                    EXHIBIT L

               APPLICATIONS SUBMITTED TO OTHER REGULATORY AGENCIES

         Nuclear Genco will be filing an application with the FERC pursuant to
Section 32 of PUHCA for a determination that it is an EWG. Orders from the PUCO, the PPUC, the NJBPU, and the NYPSC permitting a finding that each of the Nuclear Facilities may be treated as an "eligible facility" under Section 32 of PUHCA will be submitted in conjunction with that application.

         In addition to the actions of the FERC that are needed to implement the Transaction, the Applicants are seeking appropriate authorizations from the PPUC, the NRC, and the SEC, none of which has issued any orders relating to the Transaction. Pursuant to Section 33.2(i) of the FERC's regulations, the Applicants will supplement this application promptly with any orders of the PPUC, the NRC and/or the SEC pertaining to the Transaction that are issued before the date of final Commission action in this proceeding.





----------------
[1] Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, FERC Stats. & Regs., Regulations Preambles P. 31,044
(1996) ("Merger Policy Statement").
[2] In addition to the FirstEnergy Operating Companies, the operating utility subsidiaries of FirstEnergy are Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("MetEd"), and Pennsylvania Electric Company ("Penelec").
[3] Ohio Edison has a wholly-owned financing subsidiary named OES Nuclear, Inc. ("OES Nuclear") that owns and leases to Ohio Edison 17.42% of the improvements, fixtures, equipment and other tangible property constituting the Perry Nuclear Power Plant. OES Nuclear is not a public utility and provides no electric service. Partial interests in Beaver Valley Unit 2 (39.92%) and Perry (12.58%) are subject to sale/leaseback arrangements with third parties, and are not encompassed in this application.
[4] Nuclear Genco will also seek a determination from the FERC that it is an Exempt Wholesale Generator ("EWG") under Section 32 of PUHCA.
[5] The FirstEnergy Operating Companies intend to transfer their ownership interests in fossil and hydro-electric plants to Generation, as contemplated in FirstEnergy Corp., supra, not later than December 31, 2005.


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


[6] It is expected that the rate for the sale by Nuclear Genco to Solutions of power from the Nuclear Assets will be a cost-of-service formula rate that will be filed with and subject to review by the FERC.
[7] The FERC recently found in FirstEnergy Operating Companies, 111 FERC P. 61,032 (2005), that the Solutions and its affiliates satisfy the Commission's generation market power standards for the grant of market-based rate authority because they supply power into markets operated by RTOs with Commission-approved market monitoring and mitigation. It is thus evident that Solutions lacks the ability to exercise generation market power in those markets.
[8] Revised Filing Requirements under Part 33 of the Commission's Regulations, FERC Order No. 642, FERC Stats. & Regs., Regulations Preambles P. 31,111 at 31,877 (2000).
[9] Order No. 642 at 31,877-31,878.
[10] As previously noted, OES Nuclear is a wholly-owned subsidiary of Ohio Edison that owns a 17.42% interest in the improvements, fixtures, equipment and other tangible property constituting the Perry Nuclear Plant which is leased to Ohio Edison. OES Nuclear is not a "public utility" under the Federal Power Act. For the purpose of this application, the ownership interests of OES Nuclear in the Perry plant are attributed to Ohio Edison.


                                       33